Exhibit (a)(3)

CERTIFICATE OF AMENDMENT

OF

TRUST INSTRUMENT

OF

FINANCIAL INVESTORS TRUST

(Pursuant to Section 3810(b) of the Delaware Business Trust Act)

It is certified that:

1.             The name of the business trust is:  Financial Investors Trust (the “Trust”).

2.             Section 11.04 (TERMINATION OF TRUST) of the Trust’s Trust Instrument is amended in its entirety and replaced with the following:

“TERMINATION OF TRUST

Section 11.04.

(a)             This Trust shall continue without limitation of time but subject to the provisions of sub-section (b) of this Section 11.04.

(b)             Subject to the provisions of subsection (c) of this Section 11.04, the Trustees may, subject to a Majority Shareholder Vote of each Series (or class thereof) affected by the matter or, if applicable, to a Majority Shareholder Vote of the Trust, and subject to a vote of a majority of the Trustees,

(i)              sell and convey all or substantially all of the assets of the Trust or any affected Series to another trust, partnership, association or corporation, or to a separate series of shares thereof, organized under the laws of any state which trust, partnership, association or corporation is an open-end management investment company as defined in the 1940 Act, or is a series thereof, for adequate consideration which may include the assumption of all outstanding obligations, taxes and other liabilities, accrued or contingent, of the Trust or any affected Series, and which may include shares of beneficial interest, stock or other ownership interests of such trust, partnership, association or corporation or of a series thereof; or

(ii)             at any time sell and convert into money all of the assets of the Trust or any affected Series (or class thereof).

Upon making reasonable provision, in the determination of the Trustees, for the payment of all such liabilities in either (i) or (ii), by such assumption or otherwise, the Trustees shall distribute the remaining proceeds or assets (as the case may be) of each Series (or class) ratably among the holders of Shares of that Series then outstanding.

(c)             The Trustees may take any action specified in subsection (b)(ii) above without obtaining a Majority Shareholder Vote of the Trust or any Series, class thereof, except the ALPS/Red Rocks Listed Private Equity Fund (or class thereof), if a majority of the Trustees determine that the continuation of the Trust, Series or class is not in the best interests of the Trust, such Series or class or their respective shareholders as a result of factors or events adversely affecting the ability of the Trust, such Series or class to conduct its business and operations in an economical viable manner.  Such factors and events may include the inability of the Trust, Series or class to maintain its assets at an appropriate size, changes in laws or regulations governing the Trust, Series or class or affecting assets of the type in which the Trust or

Series invests, or economic developments or trends having a significant adverse impact on the business or operations of the Trust, Series or class.

(d)             Upon completion of the distribution of the remaining proceeds or the remaining assets as provided in sub-section (b), the Trust or any affected Series shall terminate and the Trustees and the Trust shall be discharged of any and all further liabilities and duties hereunder and the right, title and interest of all parties with respect to the Trust or Series shall be cancelled and discharged.

Upon termination of the Trust, following completion of winding up of its business, the Trustees shall cause a certificate of cancellation of the Trust’s certificate of trust to be filed in accordance with the Delaware Act, which certificate of cancellation may be signed by any one Trustee.”

3.             This Certificate of Amendment shall be effective as of August 7, 2009.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on the 28th day of August, 2009.

/s/ Edmund J. Burke
Edmund J. Burke
Trustee